EXHIBIT 99.1

At eGames, Inc.                 At The Financial Relations Board:
---------------                 ---------------------------------
Jerry Klein,                    Glenn Sapadin (212) 661-8030 (General Inquiries)
President & CEO                 Jean Young (212) 661-8030 (Investor Inquiries)
(215) 750-6606 (Ext. 118)       Deanne Eagle (212) 661-8030 (Media Inquiries)
Tom Murphy,
Vice President & CFO
(215) 750-6606 (Ext. 113)

For Immediate Release

                      EGAMES REFUTES ALLEGATIONS BY HASBRO
                            OF COPYRIGHT INFRINGEMENT


Langhorne, PA - February 10, 2000 - eGames, Inc. (Nasdaq: EGAM), a leading publisher and developer of Family Friendly(TM), value-priced computer software games for players of all ages, today announced that Hasbro Interactive, Inc. has filed suit against eGames and several other defendants in the U.S. District Court in Boston, Massachusetts alleging that eGames, among other parties, infringed Hasbro's copyrights and trademarks in the production of certain games.

eGames believes that the allegations are without merit and intends to defend the action vigorously.

Jerry Klein, CEO of eGames, commented, "Although Hasbro Interactive filed its suit in federal district court in Boston on Monday, February 7th, we were not served with a copy of the complaint until yesterday. While we have not yet had the opportunity to fully examine the allegations, it appears as if Hasbro is unfortunately trying to control the ideas behind certain video games when such ideas are free for others to use and improve upon. We have brought quality products to market at popular mass consumer price points and we will defend our right to continue to offer consumers extraordinary value."

eGames, Inc., headquartered in Langhorne, PA, develops, publishes and markets a diversified line of personal computer software primarily for consumer entertainment and personal productivity. The Company promotes the eGames(TM), Game Master Series(TM), Multi-Pack and Galaxy of Home Office Help(TM) brand names in order to generate customer loyalty, encourage repeat purchases and differentiate the eGames Software products to retailers and consumers.

Additional information regarding eGames, Inc. can be found on the Company's web site at www.egames.com.
        --------------